Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2024 Results

Third Quarter Key Metrics
•Total revenue was $3.7 billion, including organic revenue growth of 7%
•Operating margin was 16.7%, and adjusted operating margin increased to 24.6%
•EPS was $1.57, and adjusted EPS increased to $2.72
•For the first nine months of 2024, cash flows from operations was $1,835 million, and free cash flow was $1,672 million

Third Quarter Highlights

•Repurchased 0.9 million class A ordinary shares for approximately $300 million
•Completed 6 middle-market acquisitions across Commercial Risk, Health and Wealth, continuing to capitalize on the opportunity in fast-growing middle market with execution of NFP’s M&A strategy
•Leading in catastrophe bonds with year-to-date placement work on $6 billion in limit across 25 deals, reflecting a 13% increase in issuance volumes over the prior year period
•Advanced data and analytics capabilities for Human Capital clients with launch of integrated Radford McLagan compensation database

DUBLIN - October 25, 2024 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2024.

Net income attributable to Aon shareholders decreased 30%, to $1.57 per share on a diluted basis, compared to $2.23 per share on a diluted basis, in the prior year period. Adjusted net income per share attributable to Aon shareholders increased 17% to $2.72 on a diluted basis, including an unfavorable impact of $0.02 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $2.32 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

“Our global team delivered another quarter of excellent results in the third quarter, with 7% total organic revenue growth, including all Solution Lines at 6% or greater, which contributed to adjusted operating margin expansion and 17% growth in adjusted EPS,” said Greg Case, CEO of Aon. “Our performance through the first three quarters positions us well to deliver full year results in line with our financial guidance, and demonstrates the success of our 3x3 Plan to bring better client solutions across Risk Capital and Human Capital, powered by Aon Business Services.”

THIRD QUARTER 2024 FINANCIAL SUMMARY

Total revenue in the third quarter increased 26% to $3.7 billion compared to the prior year period, reflecting acquired revenues from NFP and 7% organic revenue growth.

Total operating expenses in the third quarter increased 37% to $3.1 billion compared to the prior year period due primarily to the inclusion of NFP’s ongoing operating expenses, an increase in intangible asset amortization associated with the acquisition of NFP, an increase in expense associated with 7% organic revenue growth, Accelerating Aon United restructuring program charges, and investments in long-term growth, partially offset by $25 million of restructuring savings realized in the quarter.

Foreign currency translation in the third quarter had a $3 million, or $0.02 per share, unfavorable impact on both U.S. GAAP net income and adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.01 per share, or an approximately $3 million decrease in adjusted operating income for the fourth quarter, resulting in an unfavorable impact to adjusted operating income of approximately $0.07 per share, or approximately $21 million for full year 2024.

Effective tax rate was 20.9% in the third quarter compared to 16.6% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2024 was 18.0% compared to 17.2% in the prior year period. The primary drivers of the change in the adjusted effective tax rate were the changes in the geographical distribution of income and a net unfavorable impact from discrete items.

Weighted average diluted shares outstanding increased to 218.4 million in the third quarter compared to 204.6 million in the prior year period due to the issuance of 19.0 million shares in the second quarter of 2024 to fund the NFP acquisition. The Company repurchased 0.9 million class A ordinary shares for approximately $300 million in the third quarter. As of September 30, 2024, the Company had approximately $2.5 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2024 CASH FLOW SUMMARY

Cash flows provided by operations for the first nine months of 2024 decreased $339 million to $1,835 million compared to the prior year period, primarily due to higher cash taxes, and payments related to restructuring, legal settlement expenses, transaction and integration costs, and higher receivables, including from NFP, partially offset by strong adjusted operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 15%, to $1,672 million for the first nine months of 2024 compared to the prior year period, reflecting a decrease in cash flows provided by operations, partially offset by a $40 million decrease in capital expenditures compared to the prior year period, which was elevated due to the timing of projects and investments within the year.

THIRD QUARTER 2024 REVENUE REVIEW

The third quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended September 30,
(millions)	2024	2023	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,852	$1,585	17%	—%	—%	11%	6%
Reinsurance Solutions	503	465	8	—	1	—	7
Health Solutions	870	552	58	(1)	—	50	9
Wealth Solutions	499	352	42	1	—	34	7
Eliminations	(3)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,721	$2,953	26%	—%	—%	19%	7%

Total revenue increased $768 million, or 26%, to $3.7 billion, compared to the prior year period, reflecting organic revenue growth of 7% and acquired revenues from NFP, driven by net new business and ongoing strong retention.

Commercial Risk Solutions organic revenue growth of 6% reflects mid-single-digit or greater increases across all major geographies, and in NFP, driven by net new business and ongoing strong retention. Results reflect strong growth in North America driven by strength in core P&C, which includes the majority of NFP’s Commercial Risk solutions, and a double-digit increase in M&A services. On average globally, exposures were modestly positive and aggregate pricing was flat, resulting in modestly positive market impact.

Reinsurance Solutions organic revenue growth of 7% reflects a double-digit increase in facultative placements, as well as strength in treaty, driven by net new business and ongoing strong retention. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year.

Health Solutions organic revenue growth of 9% reflects strong growth globally in core health and benefits brokerage, which includes the majority of NFP’s Health solutions, driven by net new business and ongoing strong retention. The core performance was highlighted by double-digit growth in EMEA, Asia and the Pacific, and Latin America. Results also reflect double-digit growth in Talent, with strong demand for talent analytics, solid growth in NFP, and slower growth in executive benefits.

Wealth Solutions organic revenue growth of 7% reflects strength in Retirement, driven by advisory demand and project-related work related to pension de-risking and the ongoing impact of regulatory changes. Strong growth in Investments, which includes the majority of NFP’s Wealth solutions, was highlighted by strong revenue growth within NFP, driven by net asset inflows and market performance.

THIRD QUARTER 2024 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2024	2023	$ Change	% Change
Expenses
Compensation and benefits	$2,150	$1,685	$465	28%
Information technology	141	135	6	4
Premises	88	74	14	19
Depreciation of fixed assets	47	42	5	12
Amortization and impairment of intangible assets	174	20	154	770
Other general expense	429	300	129	43
Accelerating Aon United Program expenses	69	6	63	1,050
Total operating expenses	$3,098	$2,262	$836	37%

Compensation and benefits expense increased $465 million, or 28%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP and expense associated with 7% organic revenue growth, partially offset by savings from Accelerating Aon United restructuring actions.

Information technology expense increased $6 million, or 4%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by efficiencies from our Aon Business Services operating platform and savings from Accelerating Aon United restructuring actions.

Premises expense increased $14 million, or 19%, compared to the prior year period, due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by savings from Accelerating Aon United restructuring actions

Depreciation of fixed assets increased $5 million, or 12%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP, partially offset by savings from Accelerating Aon United restructuring actions

Amortization and impairment of intangible assets increased $154 million, compared to the prior year period due primarily to an increase in intangible assets related to the NFP acquisition.

Other general expense increased $129 million, or 43%, compared to the prior year period due primarily to the inclusion of ongoing operating expenses from NFP and transaction and integration costs.

Accelerating Aon United Program expenses increased $63 million, compared to the prior year period relating to technology and other costs, workforce optimization, and asset impairments.

THIRD QUARTER 2024 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the third quarters of 2024 and 2023, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2024	2023	% Change
Revenue	$3,721	$2,953	26%
Expenses	3,098	2,262	37%
Operating income	$623	$691	(10)%
Operating margin	16.7%	23.4%
Adjusted operating income	$915	$717	28%
Adjusted operating margin	24.6%	24.3%

Operating income decreased $68 million, or 10%, and operating margin decreased 670 basis points to 16.7%, each compared to the prior year period. Adjusted operating income increased $198 million, or 28%, and adjusted operating margin increased 30 basis points to 24.6%, each compared to the prior year period. The increase in adjusted operating income reflects the impact from NFP, organic revenue growth, net restructuring savings and increased fiduciary investment income, partially offset by increased expenses and investments in long-term growth.
Interest income decreased $5 million compared to the prior year period primarily reflecting lower operating cash balances in countries with high interest rates. Interest expense increased $94 million compared to the prior year period, reflecting an increase in total debt, primarily to fund the purchase of NFP, and higher interest rates.
Other income was $35 million compared to other expense of $21 million in the prior year period and Adjusted other income was $33 million compared to adjusted other expense of $21 million in the prior year period, both primarily related to a gain on the sale of businesses, offset by the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.
Net income attributable to Aon shareholders decreased 25% to $343 million compared to $456 million in the prior year period. Adjusted net income attributable to Aon shareholders increased 25% to $594 million compared to $474 million in the prior year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Friday, October 25, 2024 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions (including impacts from instability in the banking or commercial real estate sectors) or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption and implementation in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine and the conflicts in the Middle East; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities; and potential impact of the consummation of the acquisition of NFP on relationships, including with suppliers, customers, employees and regulators.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31,

2023 and the risk factors set forth under the headings “Risks Related to Aon and the NFP business after Completion of the Transaction” and “Risks Related to NFP’s Business” in Aon’s registration statement on Form S-4 filed on April 23, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, free cash flow margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rates also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenue
Total revenue	$3,721	$2,953	26%	$11,551	$10,001	15%
Expenses
Compensation and benefits	2,150	1,685	28%	6,163	5,231	18%
Information technology	141	135	4%	397	403	(1)%
Premises	88	74	19%	241	217	11%
Depreciation of fixed assets	47	42	12%	136	119	14%
Amortization and impairment of intangible assets	174	20	770%	318	70	354%
Other general expense	429	300	43%	1,232	949	30%
Accelerating Aon United Program expenses	69	6	1,050%	320	6	5,233%
Total operating expenses	3,098	2,262	37%	8,807	6,995	26%
Operating income	623	691	(10)%	2,744	3,006	(9)%
Interest income	4	9	(56)%	63	19	232%
Interest expense	(213)	(119)	79%	(582)	(360)	62%
Other income (expense)	35	(21)	267%	346	(105)	430%
Income before income taxes	449	560	(20)%	2,571	2,560	—%
Income tax expense (1)	94	93	1%	585	439	33%
Net income	355	467	(24)%	1,986	2,121	(6)%
Less: Net income attributable to redeemable and non-redeemable noncontrolling interests	12	11	9%	48	55	(13)%
Net income attributable to Aon shareholders	$343	$456	(25)%	$1,938	$2,066	(6)%

Basic net income per share attributable to Aon shareholders	$1.58	$2.25	(30)%	$9.24	$10.10	(9)%
Diluted net income per share attributable to Aon shareholders	$1.57	$2.23	(30)%	$9.20	$10.03	(8)%
Weighted average ordinary shares outstanding - basic	217.4	202.9	7%	209.7	204.6	2%
Weighted average ordinary shares outstanding - diluted	218.4	204.6	7%	210.6	206.0	2%
(1)The effective tax rate was 20.9% and 16.6% for the three months ended September 30, 2024 and 2023, respectively, and 22.8% and 17.1% for the nine months ended September 30, 2024 and 2023, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,852	$1,585	17%	—%	—%	11%	6%
Reinsurance Solutions	503	465	8	—	1	—	7
Health Solutions	870	552	58	(1)	—	50	9
Wealth Solutions	499	352	42	1	—	34	7
Elimination	(3)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,721	$2,953	26%	—%	—%	19%	7%

	Nine Months Ended September 30,
(millions)	2024	2023	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$5,675	$5,137	10%	—%	—%	5%	5%
Reinsurance Solutions	2,305	2,149	7	—	1	(1)	7
Health Solutions	2,265	1,670	36	—	—	29	7
Wealth Solutions	1,332	1,054	26	1	—	18	7
Elimination	(26)	(9)	N/A	N/A	N/A	N/A	N/A
Total revenue	$11,551	$10,001	15%	—%	—%	9%	6%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2024 and 2023 was $85 million and $80 million, respectively. Fiduciary investment income for the nine months ended September 30, 2024 and 2023 was $239 million and $196 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior year period), divestitures (including held for sale disposal groups, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2024	2023	% Change
Cash Provided by Operating Activities	$1,835	$2,174	(16)%
Capital Expenditures	(163)	(203)	(20)%
Free Cash Flows (1)	$1,672	$1,971	(15)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2024	2023	% Change	2024	2023	% Change
Revenue	$3,721	$2,953	26%	$11,551	$10,001	15%

Operating income	$623	$691	(10)%	$2,744	$3,006	(9)%
Amortization and impairment of intangible assets	174	20		318	70
Change in the fair value of contingent consideration	14	—		32	—
Accelerating Aon United Program expenses (2)	69	6		320	6
Transaction and integration costs (3)	35	—		145	—
Adjusted operating income	$915	$717	28%	$3,559	$3,082	15%
Operating margin	16.7%	23.4%		23.8%	30.1%
Adjusted operating margin	24.6%	24.3%		30.8%	30.8%

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except percentages)	2024	2023	% Change	2024	2023	% Change
Adjusted operating income	$915	$717	28%	$3,559	$3,082	15%
Interest income	4	9	(56)%	63	19	232%
Interest expense	(213)	(119)	79%	(582)	(360)	62%
Other income (expense):
Adjusted other income (expense) - pensions (4)	(14)	(18)	(22)%	(35)	(51)	(31)%
Adjusted other income (expense) - other (5)(6)(7)	47	(3)	1,667%	46	(27)	270%
Adjusted other income (expense)	33	(21)	257%	11	(78)	114%
Adjusted income before income taxes	739	586	26%	3,051	2,663	15%
Adjusted income tax expense (8)	133	101	32%	652	494	32%
Adjusted net income	606	485	25%	2,399	2,169	11%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	12	11	9%	48	55	(13)%
Adjusted net income attributable to Aon shareholders	$594	$474	25%	$2,351	$2,114	11%
Adjusted diluted net income per share attributable to Aon shareholders	$2.72	$2.32	17%	$11.16	$10.26	9%
Weighted average ordinary shares outstanding - diluted	218.4	204.6	7%	210.6	206.0	2%
Effective tax rates (8)
U.S. GAAP	20.9%	16.6%		22.8%	17.1%
Non-GAAP	18.0%	17.2%		21.4%	18.6%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2024 and 2023 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(3)On April 25, 2024, the Company completed the acquisition of NFP. As part of the acquisition, Aon incurred $35 million and $151 million of transaction and integration costs during the three and nine months ended September 30, 2024, respectively. Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the acquisition. Less than $1 million of transaction costs were recognized for the three months ended September 30, 2024. For the nine months ended September 30, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt. The NFP Transaction also will result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $35 million and $55 million of integration costs in the three and nine months ended September 30, 2024, respectively.
(4)To further its pension de-risking strategy, the Company settled certain pension obligations in the Netherlands through the purchase of annuities, where certain pension assets were liquidated to purchase the annuities. A non-cash settlement charge of $27 million was recognized in the second quarter of 2023 which is excluded from Adjusted other income (expense).
(5)During the three and nine months ended September 30, 2024, gains of $2 million and $84 million were recognized, respectively, related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period.
(6)Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the nine months ended September 30, 2024.
(7)Adjusted other income (expense) excluded $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(8)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain pension settlements, Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain gains from dispositions, certain transaction and integration costs related to the acquisition of NFP, and changes in the fair value of contingent consideration, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$1,103	$778
Short-term investments	196	369
Receivables, net	4,004	3,254
Fiduciary assets (1)	17,596	16,307
Other current assets	754	996
Total current assets	23,653	21,704
Goodwill	15,612	8,414
Intangible assets, net	6,789	234
Fixed assets, net	650	638
Operating lease right-of-use assets	737	650
Deferred tax assets	1,209	1,195
Prepaid pension	650	618
Other non-current assets	585	506
Total assets	$49,885	$33,959

Liabilities, redeemable noncontrolling interests, and equity (deficit)
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,588	$2,262
Short-term debt and current portion of long-term debt	—	1,204
Fiduciary liabilities	17,596	16,307
Other current liabilities	1,914	1,878
Total current liabilities	22,098	21,651
Long-term debt	17,090	9,995
Non-current operating lease liabilities	712	641
Deferred tax liabilities	1,086	115
Pension, other postretirement, and postemployment liabilities	1,168	1,225
Other non-current liabilities	1,178	1,074
Total liabilities	43,332	34,701

Redeemable noncontrolling interests	135	—

Equity (deficit)
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	13,045	6,944
Accumulated deficit	(2,682)	(3,399)
Accumulated other comprehensive loss	(4,121)	(4,373)
Total Aon shareholders' equity (deficit)	6,244	(826)
Nonredeemable noncontrolling interests	174	84
Total equity (deficit)	6,418	(742)
Total liabilities, redeemable noncontrolling interests and equity (deficit)	$49,885	$33,959
(1)Includes cash and short-term investments of $7,940 million and $6,901 million as of September 30, 2024 and December 31, 2023, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2024	2023
Cash flows from operating activities
Net income	$1,986	$2,121
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(333)	—
Depreciation of fixed assets	136	119
Amortization and impairment of intangible assets	318	70
Share-based compensation expense	361	321
Deferred income taxes	(146)	(232)
Other, net	(126)	28
Change in assets and liabilities:
Receivables, net	(384)	(290)
Accounts payable and accrued liabilities	(36)	(357)
Accelerating Aon United Program liabilities	43	—
Current income taxes	(119)	58
Pension, other postretirement and postemployment liabilities	(25)	3
Other assets and liabilities	160	333
Cash provided by operating activities	1,835	2,174
Cash flows from investing activities
Proceeds from investments	186	59
Purchases of investments	(136)	(61)
Net sales of short-term investments - non fiduciary	182	274
Acquisition of businesses, net of cash and funds held on behalf of clients	(3,011)	(18)
Sale of businesses, net of cash and funds held on behalf of clients	686	1
Capital expenditures	(163)	(203)
Cash provided by (used for) investing activities	(2,256)	52
Cash flows from financing activities
Share repurchase	(800)	(1,950)
Proceeds from issuance of shares	61	63
Cash paid for employee taxes on withholding shares	(190)	(232)
Commercial paper issuances, net of repayments	(591)	(274)
Issuance of debt	7,926	744
Repayment of debt	(4,878)	—
Increase in fiduciary liabilities, net of fiduciary receivables	609	870
Cash dividends to shareholders	(416)	(366)
Redeemable and non-redeemable noncontrolling interests, and other financing activities	(156)	(56)
Cash provided by (used for) financing activities	1,565	(1,201)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	177	(57)
Net increase in cash and cash equivalents and funds held on behalf of clients	1,321	968
Cash, cash equivalents and funds held on behalf of clients at beginning of period	7,722	7,076
Cash, cash equivalents and funds held on behalf of clients at end of period	$9,043	$8,044
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,103	$808
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	—	6
Funds held on behalf of clients	7,940	7,230
Total cash and cash equivalents and funds held on behalf of clients	$9,043	$8,044